Exhibit 4(f)(117)
Execution Version
FIFTH AMENDMENT
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
     This Fifth Amendment to Fourth Amended and Restated Credit Agreement (“Fifth Amendment”) is made as of July 31, 2008 by and among Credit Acceptance Corporation, a Michigan corporation (“Company”), Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS
     A. Company, Agent and the Banks entered into that certain Fourth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of February 7, 2006 (as amended by First Amendment dated September 20, 2006, Second Amendment dated January 19, 2007, Third Amendment dated June 14, 2007, Fourth Amendment dated as of January 25, 2008, and as may be further amended or otherwise modified from time to time, the “Credit Agreement”) under which the Banks renewed and extended (or committed to extend) credit to the Company, as set forth therein.
     B. The Company has requested that Agent and the Banks agree to certain amendments to the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Fifth Amendment.
     NOW, THEREFORE, Company, Agent and the Banks agree:
1.	Section 1 of the Credit Agreement is hereby amended by adding or amending and restating (in their entirety), as the case may be, the following specified definitions, as follows:

“Domestic Reinsurance Subsidiary” shall mean VSC Re Company, a District of Columbia corporation.

“Future Debt” shall mean Debt evidenced by Long Term Notes; provided that the aggregate principal amount of all such Debt outstanding at any time from and after the date hereof shall not exceed Three Hundred Million Dollars ($300,000,000); and provided further that, at the time any such Debt is incurred, the Funding Conditions have been satisfied. For the purposes of this definition, “Long Term Notes” shall mean unsecured or secured non-revolving promissory notes to be issued by the Company, which Debt shall have a term extending at least beyond the Revolving Credit Maturity Date then in effect, have an amortization schedule not greater than level amortization to maturity (but with no principal payments required for a period of at least 12 months) and have no requirement for mandatory early repayment except (x) upon default, (y)

following a change in control or (z) following the sale of any material portion of the assets of the Company or any of its Subsidiaries, to the extent of the proceeds of such sale.

“Permitted Securitization(s)” shall mean each transfer or encumbrance (each a “disposition”) of (I) specific Dealer Loan Pools (and any interest in and lien on the Installment Contracts, motor vehicles, and other rights and financial assets relating thereto) or specific Purchased Contracts (and any interest in and lien on motor vehicles and other rights and financial assets relating thereto), or (II) the trust certificate issued to evidence the residual interest in Dealer Loan Pools or Purchased Contracts and other financial assets transferred or encumbered pursuant to a prior Permitted Securitization, in each case by the Company or one or more of its Subsidiaries to one or more Special Purpose Subsidiaries or, in the case of a Securitization Transaction described in Clause (II) of this definition (a “Bridge Securitization”), from one Special Purpose Subsidiary to another Special Purpose Subsidiary, conducted in accordance with the following requirements:
(a) Each disposition in clause (I) shall identify with reasonable certainty the specific Dealer Loan Pools or Purchased Contracts, as applicable, covered by such disposition; and (x) such Dealer Loan Pools or Purchased Contracts shall have performance and other characteristics so that the quality of such Dealer Loan Pools or Purchased Contracts, as the case may be, is comparable to, but not materially better than, the overall quality of the Company’s Dealer Loan Pools or Purchased Contracts, as applicable, as determined in good faith by the Company in its reasonable discretion or (y) with respect to any such assets assigned to an uncapped Dealer Loan Pool subsequent to such Dealer Loan Pool becoming a Securitized Pool in conformity with the standards set forth in clause (x) of this subparagraph (a), the assets covered by such dispositions were assigned to such Dealer Loan Pool in the order such assets were originated and without the exercise of any discretion by the Company;
(b) Both before and after giving effect to such disposition (and taking into account any reduction in the Indebtedness with the proceeds of such disposition as required hereunder), the Company shall be in compliance with the Borrowing Base Limitation, and, in the case of any disposition to an uncapped Securitized Pool, none of the assets covered by such disposition were included, prior to such disposition, in the most recent Borrowing Base Certificate delivered to Agent under Section 7.3(d) or in an updated Borrowing Base Certificate delivered to Agent under Section 7.3(m) or otherwise at the discretion of the Company;
(c) Each such Securitization Transaction shall be structured on the basis of the issuance of Debt or other similar securities by one or more Special Purpose Subsidiaries which Debt or other securities shall be without recourse to Company and its other Subsidiaries, except to the extent of normal and customary representations and warranties given as of the date of each such disposition, and not as continuing representations and warranties, and otherwise on normal and customary terms and conditions for comparable asset based securitization transactions, which may include Cleanup Call provisions (it being understood that, for purposes of this subparagraph (c), the terms and conditions governing Securitization Transactions made by the Company prior to the date of this Agreement or, if later, the date of the most recent amendment to this Agreement entered into by the Company, Agent and the requisite Banks, shall be deemed to have been made on normal and customary terms and conditions for comparable Securitization Transactions);
(d) Concurrently with each such disposition (except for dispositions to an uncapped Securitized Pool whether or not pursuant to a revolving, expansion or relending feature included in a Prior Securitization (for purposes of this definition, a “Revolving Feature”), in each case to the extent that no disposition proceeds are available as a result of such dispositions for application hereunder), the net proceeds of such disposition (net of customary third party transaction fees and expenses and, if applicable, after applying the proceeds of such disposition to repay any Debt to which the related financial assets are subject and which is secured by a Lien on such financial assets, or otherwise as permitted by the Intercreditor Agreement):
shall be applied to reduce the principal balance outstanding under the Revolving Credit (to the extent then outstanding, and including the aggregate amount of drawings made under any Letter of Credit for which the Agent has not received full payment) by the amount of such net proceeds, subject to the right to reborrow in accordance with this Agreement;
provided, however, that to the extent that, on the date any reduction of the principal balance outstanding under the Revolving Credit shall be required under this clause (d), the Indebtedness under the Revolving Credit is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Company may, after prepaying that portion of the Indebtedness then carried at the Prime-based Rate, deposit the amount of such required principal reductions in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Majority Banks and, subject to the terms and conditions of such cash collateral account, sums on deposit therein shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the applicable Eurodollar-based Advances of the Revolving Credit; and provided further that Agent and the Banks acknowledge that any proceeds of any such Debt incurred pursuant to a Permitted Securitization remaining after the application of such proceeds as required by this clause (d) may be held or invested in Permitted Investments or otherwise invested or applied in any manner not prohibited by this Agreement; and
(e) Both immediately before and after such disposition, no Default or Event of Default (whether or not related to such disposition) has occurred and is continuing.
In connection with each Permitted Securitization to be conducted hereunder, as applicable, the Company shall provide the following:

(i) in the case of the proposed execution of the initial Securitization Documents for a new Securitization Transaction, to the Agent and the Banks (x) not less than five (5) Business Days prior to the date of consummation thereof (or such lesser period as approved by Agent), proposed drafts of the material Securitization Documents covering the applicable Securitization Transaction, including without limitation the proposed form of the release of financial assets, and any related exhibits or schedules, to be contributed thereto (“Form of Release”) and (y) within twenty (20) Business Days following the consummation thereof, executed copies of such Securitization Documents, including, if applicable, a summary of any material changes from the draft documents delivered to Agent and the Banks prior thereto;
(ii) for each disposition of financial assets (subject to clause (iii), below) after the Company’s delivery of Securitization Documents to the Agent in accordance with the immediately preceding clause (i) (including the first disposition under a new Securitization Transaction), to the Agent, not less than three (3) Business Days (the “Notice Period”) prior to the proposed transfer of such financial assets pursuant to the applicable Securitization Transaction (or such lesser period as approved by Agent), written notice that the Company intends to make a disposition of financial assets (identifying the applicable Securitization Transaction, and the approximate amount of financial assets to be transferred), accompanied by a certification:
     (x) that the applicable Securitization Transaction (and related dispositions) will constitute a Permitted Securitization hereunder,
     (y) that the applicable Securitization Documents remain in effect substantially in the form previously furnished to Agent (or identifying any material changes, and attaching any material amendment, supplement or other modification previously entered into in respect of such Prior Securitization), and
     (z) that, after giving effect to such disposition, it will be in compliance with the Borrowing Base Limitation and either (A) none of the assets covered by such disposition were included in the most recent quarterly Borrowing Base Certificate delivered to Agent under Section 7.3(d) hereof prior to such disposition or (B) a new Borrowing Base Certificate (and any supporting information reasonably required by Agent) dated as of the proposed date of the applicable disposition and, based on projected information, giving effect to such disposition and confirming compliance with the Borrowing Base Limitation, is attached to such certificate;
whereupon, unless Agent has notified Company that the requirements for a Permitted Securitization have not been satisfied with respect to such Securitization Transaction prior to the expiration of the Notice Period, the financial assets covered by such disposition which had been originated prior to the date of such release may be transferred by the Company pursuant to the applicable Permitted Securitization and the Company shall be authorized to execute and deliver and/or file, as the case may be, appropriate releases of such financial assets using the Form of Release previously furnished to Agent, and shall promptly deliver a copy of such release (and all exhibits and schedules thereto) to Agent;
(iii) Notwithstanding the provisions of the immediately preceding clause (ii) of this post-amble, in the case of a disposition of assets to an uncapped Securitized Pool previously transferred pursuant to a Prior Securitization, no prior notice from Company to Agent shall be required under such clause and, subject to the requirements set forth in clauses (a) through (e) of this definition, all such financial assets (whether originated before or after the date of the transfer of the uncapped Securitized Pool), shall be released and the Lien of the Security Agreement shall be deemed not to have attached to any such assets when the Company or any of its Subsidiaries subsequently acquires rights in, to or under such assets and such assets are transferred to an uncapped Securitized Pool. Furthermore, in the case of the transfer of financial assets from a Prior Securitization to a new Securitization Transaction or by one Special Purpose Subsidiary to another pursuant to a Bridge Securitization, in each case in compliance with this Agreement, the Lien of the Security Agreement shall be deemed not to attach to any financial assets so transferred, even if such transfers are made through the Company or any of its other Subsidiaries for reassignment as part of a single transaction. If, however, in any case other than those described in this clause (iii), the Company or any of its Subsidiaries (other than a Special Purpose Subsidiary) reacquires rights in such financial assets, the Lien of the Security Agreement shall be deemed automatically to reattach to such assets without any further action on the part of Agent or the Banks; and
(iv) promptly following the reasonable request of Agent, any additional information (including without limitation collection information and/or a “static pool analysis”) reasonably requested by Agent in connection with such Securitization Transaction.
Furthermore, in connection with each applicable Securitization Transaction, the Agent agrees, promptly following the reasonable request of Company, to execute a written confirmation, in form reasonably acceptable to the Agent, confirming the Company’s compliance with the requirements set forth herein and the release from the Lien of the Security Agreement of those financial assets released, or deemed released, hereunder.
“Revolving Credit Optional Increase” shall mean Seventy One Million Five Hundred Thousand Dollars ($71,500,000).
“Significant Subsidiary(ies)” shall mean, as of any date of determination, any Subsidiary (i) which is designated by the Company (in writing to Agent) as a Significant Subsidiary or (ii) which has total assets (but excluding in the calculation of total assets, for any Subsidiary, any assets which constitute Intercompany Loans, Advances and Investments by such Subsidiary to Company outstanding from time to time and any assets which are acquired or arise pursuant to a Permitted Securitization, including any equity interest in a

Special Purpose Subsidiary) in excess of one percent (1%) of Company’s Consolidated Tangible Net Worth (or five percent (5%) in the case of CAC Reinsurance, Ltd.), determined as of the end of each fiscal quarter based upon the financial statements required to be delivered under Section 7.3(b) or 7.3(c) hereof, as the case may be (and giving effect to any changes in net worth shown in such financial statements on the required date of delivery thereof); provided however that, whether or not it satisfies the aforesaid net worth test, none of any Special Purpose Subsidiary, the Scottish Partnership, the US LLC (so long as it is considered a Foreign Subsidiary hereunder) or the Luxembourg Subsidiary shall be a Significant Subsidiary and the Domestic Reinsurance Subsidiary shall be considered a Significant Subsidiary solely for purposes of Section 7.20(a)(ii) hereof and not for any other purpose.
2.	Section 8.2 of the Credit Agreement is hereby amended by amending and restating Section 8.2 in its entirety as follows:
“8.2 Business Purposes. Engage in, or make any investment in any business engaged in, the provision of property and casualty insurance (other than the activities conducted by the Domestic Reinsurance Subsidiary relating to the Company’s motor vehicle service program (“Service Program Activities”) which shall be conducted in the manner described on the attached Schedule 8.2), unless the Company or such Subsidiary shall maintain reinsurance of its underwriting risk with a third party(ies) rated “A-” or better by S&P or “A3” or better by Moody’s for all of the Company’s or such Subsidiary’s exposure in excess of one hundred percent (100%) of the premiums written by the Company or such Subsidiary; or engage in any business if, after giving effect thereto, the general nature of the businesses of the Company and its Subsidiaries, taken as a whole, would no longer be the provision of financing programs for the purchase of used motor vehicles, motor vehicle service protection programs, credit life, accident and health insurance programs, guaranteed asset protection program and other programs related to the foregoing (it being understood that, in the course of the provision of such programs, the Company may be obligated to remit monies to Dealers under Dealer Agreements (including, without limitation, with respect to Installment Contracts, claims or refunds under insurance policies, or claims or refunds under service contracts, and to make deposits in trust or otherwise as required under reinsurance agreements or pursuant to state regulatory requirements); provided, however, that the Company and its Subsidiaries shall manage and operate such businesses in substantially the same manner that they are managed and operated as of the date hereof, except with respect to Service Program Activities which shall be conducted in accordance with Schedule 8.2.
3.	Section 8.6 of the Credit Agreement is hereby amended by deleting the word “and” at the end of clause (c) thereof and amending and restating Section 8.6(d) and adding new Section 8.6(e) as follows:
“(d) Liens on the property of Company or any of its Subsidiaries, other than Dealer Loans, Dealer Loan Pools, Installment Contracts, leases or other financial assets, not otherwise permitted under subparagraphs (a) through (c) of this Section 8.6 if the obligations secured by such Liens are disclosed on Schedule 8.6 hereto or, for all Liens not disclosed on such Schedule, do not exceed, in an aggregate amount from time to time outstanding, Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that for purposes of determining the aggregate amount of obligations outstanding from time to time under this clause (d) where the outstanding amount of such obligations is not readily determinable or where such amount is subject to substantial variation, such obligations will be tested on the basis of the aggregate amount of cash or letters of credit deposited from time to time to secure such obligations (but only to the extent such obligations are secured solely by cash collateral or letters of credit); and
“(e) Liens on any or all of its properties or assets granted by the Domestic Reinsurance Subsidiary in the ordinary course of business in favor of a primary insurer.”
4.	Section 8.8 of the Credit Agreement is hereby amended by amending and restating Section 8.8(d) as follows:
“(d)(i) Intercompany Loans, Advances and Investments made pursuant to the New Restructuring or the restructuring of the ownership of the Company’s Subsidiaries (but without the transfer of any cash or other property other than to the extent necessary, upon formation, to meet minimum capitalization requirements, if any, under applicable law), (ii) Intercompany Loans, Advances and Investments by the Company or any Domestic Subsidiary (excluding any Special Purpose Subsidiary and any other Subsidiary excluded from the definition of Significant Subsidiary by the proviso at the end of such definition) to or in any other such Domestic Subsidiary, or any Person that concurrently with such Investment becomes such a Domestic Subsidiary, made while no Default or Event of Default has occurred and is continuing, (iii) Intercompany Loans permitted under Section 8.5(g), (iv) Intercompany Loans, Advances and Investments by the Company to or in the Domestic Reinsurance Subsidiary through the date of termination or expiration of this Agreement in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000), plus any amounts necessary to fund ordinary course upfront costs for actuary fees, attorney fees and miscellaneous expenses in each case related to the Domestic Reinsurance Subsidiary and to provide for ordinary course annual operating costs for actuary fees, attorney fees, and miscellaneous expenses in each case related to the Domestic Reinsurance Subsidiary, provided that at the time of each such Investment no Default or Event of Default has occurred and is continuing, and (v) Intercompany Loans, Advances and Investments existing immediately prior to the Effective Date to or in any Foreign Subsidiaries;”
5.	Schedule 1.1 to the Credit Agreement is hereby amended and restated by deleting such Schedule and inserting the replacement Schedule 1.1 attached hereto as Attachment 1 in its place.
6.	Schedule 6.5 to the Credit Agreement is hereby amended and restated by deleting such Schedule and inserting the replacement Schedule 6.5 attached hereto as Attachment 2 in its place.
7.	New Schedules 8.2 and 8.6 to the Credit Agreement are hereby added in the forms attached hereto as Attachment 3 and 4, respectively.
8.	This Fifth Amendment shall become effective, according to the terms and as of the date hereof, upon satisfaction by the Company of the following conditions:

(a)	Agent shall have received counterpart originals of (i) this Fifth Amendment, duly executed and delivered by the Company and the requisite Banks and (ii) a Reaffirmation of Loan Documents duly executed and delivered by the Guarantors.

(b)	Agent shall have received for distribution to the Banks, a work fee of $10,000 for each Bank which has approved this Fifth Amendment prior to the Fifth Amendment Effective Date.

(c)	Agent shall have received from a responsible senior officer of the Company a certification (i) that all necessary actions have been taken by the Company to authorize execution and delivery of this Fifth Amendment, supported by such resolutions or other evidence of corporate authority or action as reasonably required by Agent and the Majority Banks and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this Fifth Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the Fifth Amendment.
Agent shall give notice to Company and the Banks of the occurrence of the Fifth Amendment Effective Date.

9.	The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.18, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.

10.	The Banks authorize the Agent, on or after the Fifth Amendment Effective Date, to enter into, for and on behalf of the Banks, a Third Amendment to the Intercreditor Agreement, substantially in the form of Attachment 5 hereto.

11.	Except as specifically set forth above, this Fifth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

12.	Unless otherwise defined to the contrary herein, all capitalized terms used in this Fifth Amendment shall have the meaning set forth in the Credit Agreement.

13.	This Fifth Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.

14.	This Fifth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

Attachment 1
Schedule 1.11
PRICING MATRIX

	The Applicable Margin For		Applicable Fee Percentage For
Advances
	Advances	carried at the
Notwithstanding	carried at the	Eurodollar-	Revolving	Letter of
the Company’s	Prime-based	based Rate shall	Credit Facility	Credit
Rating Level:	Rate shall be	be	Fee	Fee
	minus 1.05%	1.25%	.50%	1.375% (inclusive of facing fee)

[1]	All terms as defined in the Agreement.

Attachment 2
Schedule 6.5
Subsidiaries and Compliance Information
[Company to add new subsidiary information for Domestic Reinsurance Subsidiary]

Tax
Identification
Number and
			Jurisdiction	other
		Type of	of	identification
Correct Legal Name	Address	Organization	Organization	numbers
Arlington Investment Company	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Michigan	38-3411637
Auto Funding America Inc.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Michigan	38-3523899
Auto Funding America of Nevada Inc.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Nevada State of Michigan	38-3589855
Auto Lease Services LLC	25505 W. Twelve Mile Rd Southfield, MI 48034	Limited Liability Company	State of Delaware	38-3544147
AutoNet Finance Company.com, Inc.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Michigan	38-3485932
Buyers Vehicle Protection Plan, Inc.*	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Michigan	38-2957446
CAC (TCI), Ltd.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	Turks & Caicos	98-0379770
CAC Funding Corp.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Nevada	38-3417412
CAC International Holdings, LLC	25505 W. Twelve Mile Rd Southfield, MI 48034	Limited Liability Company	Michigan	N/A
CAC Leasing, Inc.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Michigan	38-3307332

Tax
Identification
Number and
			Jurisdiction	other
		Type of	of	identification
Correct Legal Name	Address	Organization	Organization	numbers
CAC Luxembourg S.a.r.l	25505 W. Twelve Mile Rd Southfield, MI 48034	Limited Liability Company	Luxembourg	N/A
CAC of Canada Company	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	Canada	N/A
Credit Acceptance of Nevada, Inc.*	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Nevada	38-3126705
CAC Reinsurance, Ltd.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	Turks and Caicos Islands	38-3337060
CAC Scotland	25505 W. Twelve Mile Rd Southfield, MI 48034	Scottish Partnership	Scotland	N/A
CAC UK Funding Limited	25505 W. Twelve Mile Rd Southfield, MI 48034	Private Limited Company	England and Whales	N/A
CAC Warehouse Funding Corp.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	Nevada	05-0566880
CAC Warehouse Funding Corporation II	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	Nevada	90-0247399
Credit Acceptance Corporation Ireland Limited	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	Ireland	N/A
Credit Acceptance Corporation of South Dakota, Inc.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of South Dakota	38-3126704
Credit Acceptance Corporation UK Limited	25505 W. Twelve Mile Rd Southfield, MI 48034	Private Limited Company	England and Wales	N/A
Credit Acceptance Motors, Inc.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	Michigan	36-4577938
Credit Acceptance Wholesale Buyers Club, Inc.	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Michigan	30-0036555
Vehicle Remarketing Services, Inc.*	25505 W. Twelve Mile Rd Southfield, MI 48034	Corporation	State of Michigan	38-3354454

Tax
Identification
Number and
			Jurisdiction	other
		Type of	of	identification
Correct Legal Name	Address	Organization	Organization	numbers
VSC Re Company[1]	1333 H Street, NW DC 20005	Corporation	District of Columbia	[not yet assigned]
Credit Acceptance Funding LLC 2006-1	25505 W. Twelve Mile Rd Southfield, MI 48034	Limited Liability Company	Delaware	02-0773858
Credit Acceptance Funding LLC 2006-2	25505 W. Twelve Mile Rd Southfield, MI 48034	Limited Liability Company	Delaware	11-3794787
Credit Acceptance Auto Dealer Loan Trust 2006-2	25505 W. Twelve Mile Rd Southfield, MI 48034	Trust Company	Delaware	11-3794787
Credit Acceptance Residual Funding LLC	25505 W. Twelve Mile Rd Southfield, MI 48034	Limited Liability Company	Delaware	06-1796940
Credit Acceptance Funding LLC 2007-1	25505 W. Twelve Mile Rd Southfield, MI 48034	Limited Liability Company	Delaware	74-3209807
Credit Acceptance Auto Dealer Loan Trust 2007-1	25505 W. Twelve Mile Rd Southfield, MI 48034	Trust Company	Delaware	74-3209807
Credit Acceptance Funding LLC 2007-2	25505 W. Twelve Mile Rd Southfield, MI 48034	Limited Liability Company	Delaware	61-1542988
Credit Acceptance Auto Dealer Loan Trust 2007-2	25505 W. Twelve Mile Rd Southfield, MI 48034	Trust Company	Delaware	30-6149740

*	Significant Domestic Subsidiary

[1]	This entity had not yet been formed.

Attachment 3
Schedule 8.2
Description of Operations of Domestic Reinsurance Subsidiary
     The Domestic Reinsurance Subsidiary will enter into one or more quota share (which may be up to 100%) reinsurance agreements with the direct writers or ceding insurers for CA’s vehicle service contract programs. Under a quota share arrangement, the Domestic Reinsurance Subsidiary assumes a percentage of the service contract liability and receives that percentage of the net premium. The net premium paid to the Domestic Reinsurance Subsidiary becomes part of the Domestic Reinsurance Subsidiary’s asset base and the assets are titled in the Domestic Reinsurance Subsidiary’s name. However, insurance regulations prevent the Domestic Reinsurance Subsidiary from simply holding the Reserves on its balance sheet. Rather, the Domestic Reinsurance Subsidiary must have collateral with the ceding insurer equal to the ceded reserves. To do this, the Domestic Reinsurance Subsidiary would either create a reinsurance trust account, as the grantor, whereby it would deposit the ceded reserves for the benefit of the ceding insurer or alternatively, the Domestic Reinsurance Subsidiary could deliver an Letter of Credit (LOC) to the ceding insurer in the amount of the ceded reserves and keep its assets in its own hands. Credit Acceptance anticipates it will use the trust structure.

Attachment 4
Schedule 8.6
     Description of balance differential swap agreement dated as of April 18, 2008 entered into with Wachovia Bank in connection with the most recent Permitted Securitization funded by Wachovia Bank:
     On April 18, 2008, Credit Acceptance Corporation entered into a Balance Differential Swap agreement with Wachovia Bank, National Association. The trade obligates both parties to make monthly cash payments to the other, which payments are netted out to a single payment each month. The amount and direction of the monthly payment depends on both the level of the benchmark interest rate and the amount of debt outstanding on the Class A Asset Backed Note issued by Credit Acceptance Auto Loan Trust 2008-1. Credit Acceptance Corporation is required to make cash collateral deposits for the benefit of Wachovia as credit support for its obligations under this Balance Differential Swap.

Attachment 5
Attach form of Third Amendment to Intercreditor Agreement dated as of July 31, 2008

     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,
as Agent

By:	/s/ Timothy Bishop

Its:	Vice President
Signature Page For
CAC Fifth Amendment
(848191)

CREDIT ACCEPTANCE CORPORATION

By:	/s/ Douglas W. Busk

Its:	Treasurer
Signature Page For
CAC Fifth Amendment
(848191)

BANKS:

COMERICA BANK

By:	/s/ Timothy Bishop

Its:	Vice President
Signature Page For
CAC Fifth Amendment
(848191)

BANK OF AMERICA, N.A.

By:	/s/ Daniel R. Petrik

Its:	Senior Vice President
Signature Page For
CAC Fifth Amendment
(848191)

BMO CAPITAL MARKETS FINANCING, INC.

By:	/s/ Michael S. Cameli

Its:	Director
Signature Page For
CAC Fifth Amendment
(848191)

FIFTH THIRD BANK (Eastern Michigan)

By:	/s/ John Antonczak

Its:	Vice President
Signature Page For
CAC Fifth Amendment
(848191)

NATIONAL CITY BANK

By:	/s/ Michael Kell

Its:	Vice President
Signature Page For
CAC Fifth Amendment
(848191)

RBS CITIZENS, N.A.

By:	/s/ Michael Dolson

Its:	Senior Vice President
Signature Page For
CAC Fifth Amendment
(848191)